Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                              GOANNA RESOURCES INC.

                                    ARTICLE I

      The name of the corporation is Goanna Resources Inc. (the "Corporation").

                                   ARTICLE II

      The amount of total authorized capital stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock, each with $0.001 par value, and 1 ,000,000 shares of preferred stock, each with $0.01 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

                                   ARTICLE III

      The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the State of Nevada. The initial Board of Directors shall consist of two members. The names and addresses of the persons who shall serve as the directors until the first annual meeting of stockholders and until their successors are duly elected and qualified are as follows:

            Name                                      Address
            ----                                      -------

       Kathryn Laffy                           122 Broome Street
                                               Cottesloe WA 6011
                                               Australia

       David Lane                              1632 McPherson Drive
                                               Port Coquitlam, B.C. V3G 6C9
                                               Canada


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                                   ARTICLE IV

      The name and address of the incorporator of the Corporation is Lori Ann Y. Fujioka, Esq., do Dill Dill Carr Stonbraker & Hutchings, P.C., 455 Sherman Street, Suite 300, Denver, Colorado 80203.

                                    ARTICLE V

      To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

                                   ARTICLE VI

      The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, on in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

                                   ARTICLE VII

      The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

                                  ARTICLE VIII

       Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.


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                                   ARTICLE IX

      The initial resident agent of the Corporation shall be the Corporation Trust Company of Nevada, whose street address is 1 East 1st Street, Reno, Nevada 89501.

                                    ARTICLE X

      The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

                                   ARTICLE Xl

      The purposes for which the Corporation is organized and its powers are as follows:

            To engage in all lawful business; and

            To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

                                   ARTICLE XII

      One-third of the votes entitled to be cast on any matter by each shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.

                                  ARTICLE XIII

      The holder of a bond, debenture or other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.


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         FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA

 JUL 07 1999
No. C 13229-97
   -----------
   /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                              GOANNA RESOURCES INC.

We, the undersigned President and Secretary of Goanna Resources Inc., do hereby certify:

That the Board of Directors of said corporation pursuant to a written consent to action in lieu of a meeting, dated the 28th day of May, 1999, adopted a resolution to amend the original articles as follows:

      Article I is hereby amended to read as follows:

                                    ARTICLE I

      The name of the corporation is Fairchild International Corporation (the "Corporation").

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 838,817, and that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                        /s/ Byron Cox
                                        ----------------------------------------
                                        Byron Cox, President

                                        /s/ Byron Cox
                                        ----------------------------------------
                                        Byron Cox, Secretary

CITY OF VANCOUVER             )
                              )
PROVINCE OF BRITISH COLUMBIA  )

On June 24, 1999, personally appeared before me, a Notary Public, BYRON COX, who acknowledged that he executed the above instrument.

                                        /s/ [ILLEGIBLE]
                                        ----------------------------------------
                                        Notary Public

(NOTARY STAMP OR SEAL)

                                             ELMER ALEXANDER YUSEP
                                             Barrister & Solicitor
                                             1100 - 510 BURRARD ST.
                                             VANCOUVER, B.C. V6C 3A8